Term sheet No. 826 To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated February 25, 2010; Rule 433
Deutsche Bank AG, London Branch
$           S&P Plus Tracker Notes Linked to the S&P 500® Total Return Index and the Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD) due April 4*, 2011

General
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The S&P Plus Tracker Notes (the “securities”) are designed for investors who seek a return at maturity that offers exposure to one times the appreciation or depreciation of the S&P 500® Total Return Index and three times the appreciation or depreciation of the Deutsche Bank Equity Mean Reversion Alpha Index, reduced, in each case, by the respective adjustment factor. Investors should be willing to forgo any coupon payments and, if either index depreciates or fails to appreciate sufficiently to offset the effect of the adjustment factors over the term of the securities, to lose some or all of their initial investment. The securities will be redeemed early upon the occurrence of a Basket Knock-Out Event (as described below), in which case investors will lose a significant portion of their investment. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due April 4*, 2011.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about February 26*, 2010 (the “Trade Date”) and are expected to settle three business days later on or about March 3*, 2010 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The securities are linked to the performance of two indices, as set forth below (each a “Basket Index” and, collectively, the “Basket Indices”)
Basket Index	Ticker Symbol	Initial Reference Level†
S&P 500® Total Return Index (the “S&P 500 Total Return Index”)	SPTR
Deutsche Bank Equity Mean Reversion Alpha Index ( “EMERALD”)	DBVEMR
† The Initial Reference Levels will be set on the Trade Date.
Redemption Amount:	You will receive a cash payment on the Maturity Date or Basket Knock-Out Payment Date, as applicable, per $1,000 security Face Amount, calculated as follows:
	$1,000 x	(	Final Basket Level	)
Initial Basket Level
The minimum Redemption Amount will be zero. Your investment will be fully exposed to any depreciation in the S&P 500 Total Return Index and three times any depreciation in EMERALD.
Initial Basket Level:	100
Basket Level:	On any trading day: 100 × (1 + S&P Total Return Performance + (3 × EMERALD Performance))
Final Basket Level:	The Basket Level as determined by Deutsche Bank AG, London Branch on the Final Valuation Date or the Basket Knock-Out Valuation Date, as the case may be.
S&P 500 Total Return Performance:
EMERALD Performance:
Final Reference Level:
For purposes of calculating the Redemption Amount payable on the Maturity Date:
 •      the closing level for the respective Basket Index on the Final Valuation Date.
For purposes of calculating the Redemption Amount payable on the Basket Knock-Out Payment Date:
 •      the closing level for the respective Basket Index on the Basket Knock-Out Valuation Date.
For all other purposes:
 •      the closing level for the respective Basket Index on the applicable trading day.
The closing levels on any trading day are subject to adjustment in the event of a Market Disruption Event††.

S&P 500 Total Return Adjustment Factor:	0.9933
EMERALD Adjustment Factor:
1 – (0.01 × (Days / 365)), where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the Basket Knock-Out Valuation Date (each, a “Valuation Date”), as applicable.

Basket Knock-Out Event:
If the Basket Level on any trading day is less than 35 (a “Basket Knock-Out Event,” and such trading day, the “Basket Knock-Out Valuation Date”), the securities will be redeemed by the Issuer for the Redemption Amount calculated as of the  Basket Knock-Out Valuation Date, with payment made on the date that is five business days after the Basket Knock-Out Valuation Date (the “Basket Knock-Out Payment Date”).

Trade Date:	February 26*, 2010
Settlement Date:	March 3*, 2010
Final Valuation Date:	March 30*, 2011, subject to postponement in the event of a Market Disruption Event††
Maturity Date:	April 4*, 2011, subject to postponement if such day is not a business day or in the event of a Market Disruption Event††
CUSIP / ISIN:	2515A0 2X 0 / US2515A02X03
*Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Maturity Date may be changed so that the stated term of the securities remains the same.
†† For more information regarding Market Disruption Events see “General Terms of the Securities – Market Disruption Events” herein.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$

(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this term sheet.  The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 securities.

The agent for this offering is our affiliate.  For more information see “Underwriting (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
February 25, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following table illustrates the hypothetical Redemption Amounts per $1,000 security Face Amount, for hypothetical performances of the S&P 500 Total Return Index and EMERALD, payable on the Maturity Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Final Valuation Date or the Basket Knock-Out Valuation Date, as the case may be. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of this table and these examples, it is assumed that a Basket Knock-Out Event does not occur. If a Basket Knock-Out Event occurs, you will lose a significant portion of your investment in the securities.

Final	Index Performance Excluding Adjustment Factors	Index Performance Including Adjustment Factors
S&P 500	60.00%	58.93%
EMERALD	40.00%	38.48%
Final Basket Level		274.36
Redemption Amount		$2,743.60
S&P 500	0.03%	-0.64%
EMERALD	0.20%	-0.89%
Final Basket Level		96.69
Redemption Amount		$966.90
S&P 500	20.00%	19.20%
EMERALD	-10.60%	-11.57%
Final Basket Level		84.48
Redemption Amount		$844.79
S&P 500	-10.00%	-10.60%
EMERALD	-15.00%	-15.92%
Final Basket Level		41.62
Redemption Amount		$416.23

The following examples assume Initial Reference Levels of 1,800 and 200 for the S&P 500 Total Return Index and EMERALD, respectively.

Example 1: The Final Reference Level of the S&P Total Return Index increases to 2,880 from the Initial Reference Level of 1,800, and the Final Reference Level of EMERALD increases to 280 from the Initial Reference Level of 200. Assuming a period of 397 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $2,743.60 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1+ (2,880/1,800 × 0.9933 – 1) + 3 × (280/200 × (1 – 0.01 × 397/365) -1)] = $2,743.60

Example 2: The Final Reference Level of the S&P Total Return Index increases to 1,800.54 from the Initial Reference Level of 1,800, and the Final Reference Level of EMERALD increases to 200.40 from the Initial Reference Level of 200. In this case, even though the Final Reference Levels of the S&P Total Return Index and EMERALD are both greater than the Initial Reference Levels, you would receive a payment at maturity that is less than $1,000.00 security Face Amount because the increases in the Final Reference Levels are not sufficient to offset the effect of the S&P Total Return Adjustment Factor and the EMERALD Adjustment Factor. Assuming a period of 397 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $966.90 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1 +  (1,800.54/1,800 × 0.9933 – 1) + 3 × (200.40/200 × (1 – 0.01 × 397/365) – 1)] = $966.90

Example 3: The Final Reference Level of the S&P Total Return Index increases to 2,160 from the Initial Reference Level of 1,800, and the Final Reference Level of EMERALD decreases to 178.80 from the Initial Reference Level of 200. In this case, even though the Final Reference Level of the S&P Total Return Index is greater than the Initial Reference Level, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 security Face Amount because the increase in the level of the S&P Total Return Index is offset by a greater and leveraged decrease in the level of EMERALD. Assuming a period of 397 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $844.79 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1 + (2,160/1,800 × 0.9933 – 1) + 3 × (178.80/200 × (1 – 0.01 x 397/365) – 1)] = $844.79

Example 4: The Final Reference Level of the S&P Total Return Index decreases to 1,620 from the Initial Reference Level of 1,800, and the Final Reference Level of EMERALD decreases to 170 from the Initial Reference Level of 200. In this case, since the Final Reference Levels of the S&P Total Return Index and the EMERALD are less than the Initial Reference Levels, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 security Face Amount. Assuming a period of 397 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $416.23 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1 + (1,620/1,800 × 0.9933 – 1) + 3 × (170/200 × (1 – 0.01 x 397/365) – 1)] = $416.23

The following table illustrates the hypothetical Redemption Amount per $1,000 security Face Amount on a hypothetical Basket Knock-Out Payment Date for hypothetical performances of the S&P 500 Total Return Index and EMERALD. The hypothetical Redemption Amount set forth below assumes Initial Reference Levels of 1,800 and 200 for the S&P 500 Total Return Index and EMERALD, respectively, a Basket Knock-Out Event occurs on November 23, 2010, which would also be the Basket Knock-Out Valuation Date, December 2, 2010 is the Basket Knock-Out Payment Date, and a period of 270 calendar days from the Trade Date to the Basket Knock-Out Valuation Date. The hypothetical Redemption Amount set forth below is for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Final Valuation Date or the Basket Knock-Out Valuation Date, as the case may be. The numbers appearing in the following table and examples have been rounded for ease of analysis.

On Day of Basket Knock-Out Event (November 23, 2010) (also Basket Knock-Out Valuation Date)			On Basket Knock-Out Payment Date (December 1, 2010)
Final Reference Level (S&P 500 Total Index Return)	Final Reference Level ( EMERALD Index)	Basket Level	Redemption Amount	Return on Securities
1,450	155	10.80	$107.96	-89.20%

The Final Reference Level of the S&P 500 Total Return Index decreases from the Initial Reference Level of 1,800 to 1,450 on November 23, 2010 and the Final Reference Level of EMERALD decreases from the Initial Reference Level of 200 to 155 on November 23, 2010. In this case, assuming the Basket Level stayed at or above 35 prior to November 23, 2010, a Basket Knock-Out Event would occur on November 23, 2010, making November 23, 2010 the Basket Knock-Out Valuation Date and December 2, 2010 the Basket Knock-Out Payment Date. Your securities will be redeemed early because the Basket Level has fallen below 35 on November 23, 2010, triggering a Basket Knock-Out Event. Assuming a period of 270 calendar days from the Trade Date to the Basket Knock-Out Valuation Date, you would receive a payment on the Basket Knock-Out Payment Date of $107.96 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1 + (1,450/1,800 × 0.9933 -1) + 3 × (155/200 × (1 – 0.01 × 270/365) – 1)] = $107.96

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns because any positive S&P 500 Total Return Performance will be combined with three times any positive EMERALD Performance in calculating the Redemption Amount. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer participation in the performance of the S&P 500 Total Return Index and EMERALD, each reduced by the respective adjustment factor. In the case of EMERALD, the investor is exposed to three times any appreciation or depreciation of such index. Any negative S&P 500 Total Return Performance will be combined with three times any negative EMERALD Performance in calculating the Redemption Amount. You may lose a substantial amount of your investment as a result. Your payment at maturity or upon a Basket Knock-Out Event will be further reduced by the S&P 500 Total Return Adjustment Factor and the EMERALD Adjustment Factor.

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POTENTIAL EARLY EXIT WITH MANDATORY LOSS DUE TO BASKET KNOCK-OUT FEATURE — The securities will be redeemed early by us if a Basket Knock-Out Event occurs, in which case you will lose a significant portion of your initial investment in the securities. Early redemption upon such a Basket Knock-Out Event will be automatic, and you will be entitled only to the applicable Redemption Amount payable on the Basket Knock-Out Payment Date based on the Final Basket Level on the Basket Knock-Out Valuation Date, even if the Basket Indices subsequently appreciate. If a Basket Knock-Out Event occurs, you will not be able to hold your securities to maturity or benefit from any appreciation of the Basket that may occur after the Basket Knock-Out Valuation Date, and you will lose a significant portion of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF TWO INDICES — The return on the securities, which may be positive or negative, is fully exposed to the performance of two indices: the S&P 500 Total Return Index and EMERALD. Exposure to EMERALD is on a three-times leveraged basis.

S&P 500 Total Return Index

The S&P 500 Total Return Index is a measure of the total return of the stocks comprising the S&P 500 Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500 Index. The S&P 500 Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex−date in calculating the S&P 500 Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD Index)

EMERALD tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500 Index on a weekly rolling basis. EMERALD was created by Deutsche Bank AG, the Index Sponsor, on October 12, 2009 and is calculated, maintained and published by the Index Sponsor. EMERALD is denominated in U.S. dollars and its closing level was set to 100 on March 16, 1998, the Index Base Date.

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THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR ON THE BASKET KNOCK-OUT PAYMENT DATE — The payment at maturity or upon a Basket Knock-Out Event will be reduced by the adjustment factors. The S&P 500 Total Return Adjustment Factor and the EMERALD Adjustment Factor are applied to the S&P 500 Total Return Performance and the EMERALD Performance, respectively, on the applicable Valuation Date and will reduce the return on the securities regardless of whether the Final Reference Level on the applicable Valuation Date is greater than, less than or equal to the Initial Reference Level for either Basket Index. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

•	TAX CONSIDERATIONS — You should review carefully the section in this term sheet entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of German tax considerations relating to the securities, you should review the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Indices. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon a Basket Knock-Out Event is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. Your investment will be fully exposed to 100% of any decline in the S&P 500 Total Return Index and 300% of any decline of EMERALD.  As the return on the securities is linked to the leveraged performance of EMERALD, a decline in the level of EMERALD could have a significant negative impact on the Basket Level and thus on your return. In particular, any positive performance of the S&P 500 Total Return Index may be offset by negative performance of EMERALD, which will be multiplied by three (3), and the Basket Level could decline very rapidly if both the S&P 500 Total Return Index and EMERALD decline simultaneously. In addition, the adjustment factors will reduce the redemption amount payable in respect of the securities, whether the performance of either index is positive or negative. You will lose some or all of your initial investment if the Final Basket Level is less than the Initial Basket Level, and your loss may be accelerated because your investment is fully exposed to any negative S&P 500 Total Return Performance and three times any negative EMERALD Performance, which performances are combined in calculating the Redemption Amount.

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YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF THE S&P 500 TOTAL RETURN INDEX AND THREE TIMES THE PERFORMANCE OF EMERALD — The Redemption Amount payable at maturity or upon early redemption will reflect any appreciation or depreciation of the S&P Total Return Index and three times any appreciation or depreciation of EMERALD, in each case as measured from the Trade Date to the relevant Valuation Date and reduced by the respective adjustment factor. The performance of each Basket Index is combined in calculating the Redemption Amount, with the effect of magnifying losses if the levels of the Basket Indices decline or offsetting gains if the level of one Basket Index increases and the level of the other Basket Index declines. Because the securities are linked to EMERALD on a three times leveraged basis, any negative performance of EMERALD will have a substantial effect on your return even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the value of the securities. The payment at maturity on the securities is subject to the creditworthiness of the Issuer.

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THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON A BASKET KNOCK-OUT EVENT — The payment at maturity or upon a Basket Knock-Out Event will be reduced because of the inclusion of an adjustment factor in the calculation of the performance of each Basket Index. The adjustment factor for the S&P 500 Total Return Index reduces the S&P 500 Total Return Performance by 0.67% regardless of how long the securities have been outstanding. The adjustment factor for EMERALD reduces the EMERALD Performance by approximately 1.00% each year the securities remain outstanding. The dollar amount by which the adjustment factors reduce the Redemption Amount increases as the Final Reference Levels of the Basket Indices increase. The S&P 500 Total Return Adjustment Factor and the EMERALD Adjustment Factor are applied to the S&P 500 Total Return Performance and the EMERALD Performance, respectively, on the applicable Valuation Date and will reduce the return on the securities regardless of whether or not the Final Reference Level is greater than the Initial Reference Level for either Basket Index. At maturity or upon a Basket Knock-Out Event, you will receive less than your original investment unless the sum of the S&P 500 Total Return Performance and the EMERALD Performance, taking into account the adjustment factors, is equal to or greater than zero.

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EMERALD STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an index exhibiting negative serial correlation would under-represent the amount by which the index moved during the week and realized volatility measured from daily returns of such an index would exceed realized volatility measured from weekly returns. EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P 500 Index in equal notional amounts.  EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week. There is no assurance that any negative serial correlation of daily returns of the S&P 500 Index will exist at any time during the term of the securities and thus no assurance that EMERALD will appreciate during the term of the securities. EMERALD employs the methodology described herein under “EMERALD” to implement its underlying strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the S&P 500. You will not benefit from any results determined on the basis of any such alternative measure.

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EMERALD CONTAINS EMBEDDED COSTS — Each Sub-Index of EMERALD represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.  Each week the notional amount of each Sub-Index of EMERALD is reset based on the volatility at resetting over a 6 month period.  The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day.  The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry.  The daily observed volatility of each Sub-Index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD.  Historically, this cost factor has been on average approximately 1 basis point (0.01%) per trading day.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. If a Basket Knock-Out Event does not occur, at maturity, you will receive a positive return on your investment only if the Final Basket Level as measured on the Final Valuation Date exceeds the Initial Basket Level. Even if the Final Basket Level on the Final Valuation Date is greater than the Initial Basket Level, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A BASKET KNOCK-OUT EVENT OCCURS — If a Basket Knock-Out Event occurs, we will redeem the securities for the Redemption Amount on the Basket Knock-Out Payment Date. The Redemption Amount payable on the Basket Knock-Out Payment Date will be calculated using the Final Basket Level on the Basket Knock-Out Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities. If the Basket Level is less than 35 on any trading day from the Trade Date to the Final Valuation Date, a Basket Knock-Out Event has occurred, your Redemption Amount will be determined on the Basket Knock-Out Valuation Date and you will lose a significant portion of your initial investment. In addition, you will not benefit from any increase in the Basket Level that may occur after the Basket Knock-Out Valuation Date, and you will not be able to hold your securities to maturity.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full Face Amount of your securities, the issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the market value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI“) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE SPONSOR OF EMERALD ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of EMERALD. We, as Index Sponsor, will determine whether there has been a Market Disruption Event with respect to EMERALD. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of EMERALD. As the Index Sponsor, we carry out calculations necessary to promulgate EMERALD, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate EMERALD in the event the regular means of determining EMERALD are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and EMERALD, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of EMERALD. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of EMERALD may affect the Redemption Amount you receive at maturity or upon a Basket Knock-Out Event, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Basket Indices, investment strategies reflected by the Basket Indices or any underlying components of the Basket Indices (or various contracts or products related to the Basket Indices or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Basket Levels and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the indices to which the securities are linked.

•
THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Basket Indices on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the levels of the Basket Indices, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including: the volatility of the Basket Indices; the time remaining to maturity of the securities; the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices; the currency markets generally; the value of Treasury Bills; interest and yield rates generally; monetary policies of the Federal Reserve Board and other central banks of various countries; inflation and expectations concerning inflation; the equity markets generally and any stock prices and dividend rates reflected in the Basket Indices; the financial condition and results of operations of any companies whose shares comprise the Basket Indices and conditions generally in the industries in which such companies operate; supply and demand for the securities; a variety of economic, financial, political, regulatory or judicial events including wars, acts of terrorism; and natural disasters; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE CORRELATION AMONG THE BASKET INDICES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Indices increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Indices, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Indices, meaning the positive performance of one Basket Index could be entirely offset by the negative performance of the other.

•
EMERALD HAS VERY LIMITED PERFORMANCE HISTORY — Calculation of EMERALD began on October 12, 2009. Therefore, EMERALD has very limited performance history and no actual investment which allowed tracking of the performance of EMERALD was possible before that date.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that is described in the section of this term sheet entitled “U.S. Federal Income Tax Consequences.” In addition, as described in “U.S. Federal Income Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The S&P 500® Total Return Index

We have obtained all information regarding the S&P 500 Total Return Index contained herein, including its make up, method of calculation, and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw−Hill Companies, Inc. (“S&P”).  S&P, which owns the copyright and all other rights to the S&P 500 Total Return Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Total Return Index. You should make your own investigation into the S&P 500 Total Return Index.

General

The S&P 500 Total Return Index is published by S&P. The S&P 500 Total Return Index is the total return version of the S&P 500 Index and is calculated in the same manner as the S&P 500 Index as described below; however, while the S&P 500 Index reflects changes in the prices of its underlying stocks, the S&P 500 Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500 Total Return Index, ordinary cash dividends are applied on the ex−dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special,” “extra,” “year−end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends. The S&P 500 Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500 Index, not in the specific stock paying the dividend. The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500 Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500 component stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® component stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the component stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.

The S&P Indices Methodology

While S&P currently employs the following methodology to calculate the S&P Indices, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the return on the notes.

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005 the S&P Indices became fully float adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable” shares, that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders to a listed class without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF“) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Indices, the shares to be purchased are not significantly larger than the available float for the included class.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices. The index divisor keeps the S&P Indices comparable over time and is the manipulation point for all adjustments to the S&P Indices.

S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P Indices are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced two to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions which affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All index divisor adjustments are made after the close of trading and after the calculation of the S&P Indices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in S&P Indices and do not require index divisor adjustments.

EMERALD

The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”) tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500® Index on a weekly rolling basis.  The Index was created by Deutsche Bank AG, the Index Sponsor, on October 12, 2009 and is calculated, maintained and published by the Index Sponsor.  The closing level of EMERALD was set to 100 on March 16, 1998 (the “Index Base Date”). EMERALD is denominated in U.S. dollars.

Investment Strategy and Index Construction

Investment Strategy

The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an index exhibiting negative serial correlation would under-represent the amount by which the index moved during the week and realized volatility measured from daily returns of such an index would exceed realized volatility measured from weekly returns.

EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P 500® Index in equal notional amounts. EMERALD will increase if daily realized volatility exceeds weekly realized volatility over a given week, and decrease under the opposite scenario.

Volatility is a statistical measure of the amount of movement of the price of an asset over a period of time and is the market standard for expressing the riskiness of an asset.  Volatility is generally calculated based on the natural logarithm of the return of an asset between each observation. Realized volatility is a calculation of this amount of movement historically from prices or levels of the asset observed periodically in the market over a set period.  The realized volatility is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, six-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a six-month period.  Implied volatility is a market estimate of the volatility an asset will realize over a future period of time.  Implied volatility is determined from the market prices of listed options on the asset.

Variance is the square of volatility and is used in certain products in the over-the-counter (OTC) derivatives market in place of volatility due to mathematical properties that make it more convenient for financial institutions to value and hedge those products. EMERALD primarily uses variance in its calculations for this reason, but uses and refers to volatility as a standard reference measure consistent with market practice.

Index Construction

EMERALD is a composite of five weekday sub-indices, one each for Monday, Tuesday, Wednesday, Thursday, and Friday, each beginning on a weekday and resetting on the corresponding weekday in the following week (each a “Sub-Index” and together the “Sub-Indices”). Each Sub-Index represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.

Each week, the notional amount of each Sub-Index is reset on its respective weekday to an amount such that the Sub-Index level would change by approximately 10% if the weekly-observation volatility is lower (resulting in a positive change to the index) or higher (resulting in a negative change to the index) than the daily-observation volatility by 15% of the volatility at resetting (calculated as described below) over a 6 month period. (This relationship is hypothetical and is impacted by the absolute levels at which the daily and weekly volatilities are realized over the period.  Higher volatilities result in a greater change; lower volatilities in a lesser change.)

The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day.  The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry dates to form a fair implied variance curve, from which the 6-month implied variance is linearly interpolated. The 6-month implied volatility is the square root of the 6-month implied variance.

The daily observed volatility of each Sub-Index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD.  Historically, this cost factor has been on average less than 1 basis point (0.01%) per trading day.

Calculation of the Index Closing Level

The Index Closing Level for EMERALD for any CBOE Trading Day (as defined below) is calculated by adding to the Index Closing Level as of the prior CBOE Trading Day the change in level of each Sub-Index from such prior day to the current day (with the Sub-Index level of the day prior to the first day of a weekly period being deemed to be 0).

The Index Closing Level for EMERALD and each of the Sub-Indices will be calculated by the Index Sponsor and rounded if necessary to the sixth decimal place, with 0.0000005 being rounded upwards. However, the Index Closing Level will be rounded for publication if necessary to two decimal places, with 0.005 being rounded upwards (see “Availability of Index Closing Levels and Adjustments” below).

The methodology described herein is subject to the provision set out in ”Change in the Methodology of the Index” below.

Index Sponsor

Unless otherwise provided and subject to “Change in Methodology of the Index” all determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Definitions

“Disruption Event” means, in respect of EMERALD on any day, an event (other than a Force Majeure Event and including a national holiday or a day of national mourning) that would require the Index Sponsor to calculate the S&P 500® Index, derivatives based on the S&P 500® Index, and/or the implied volatility of the S&P 500® Index on an alternative basis were such event to occur or exist on such day, all as determined by the Index Sponsor.

Without limitation, each of the following may be a Disruption Event if so determined by the Index Sponsor:

(i)
“Price Source Disruption”: a price source is temporarily or permanently discontinued, unavailable or not announced or published thereby preventing or restricting the information necessary for determining the S&P 500® Index or its volatility.

(ii)	“Trading Suspension”: a material suspension of trading in any instrument relevant to the calculation of EMERALD (a “relevant instrument”);

(iii)	“Disappearance of Relevant Instrument”: the failure of trading to commence, or the permanent discontinuation of trading in any relevant instrument;

(iv)	“Material Change in Formula”: the occurrence of a material change in the formula for or the method of calculating any relevant instrument;

(v)
“De Minimis Trading”: the number of units of a relevant instrument traded on any relevant date is materially reduced or liquidity in the market for any relevant instrument is otherwise reduced for any reason;

(vi)
“Change of Law or Rules”: any change in, or amendment to, the laws, rules or regulations relating to any relevant instrument or a change in any application or interpretation of such laws, rules or regulations;

(vii)	“Pricing Disruption”: the Index Sponsor is temporarily or permanently unable to calculate or determine the value of any relevant instrument; or

(viii)
“Settlement Disruption”: the Index Sponsor determines in its sole and absolute discretion that trading in, or settlement in respect of any relevant instrument is subject, temporarily or permanently, to any material disruption.

“Force Majeure Event” means, in respect of EMERALD, an event or circumstance (including, without limitation, a systems failure, fire, building evacuation, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that affects the ability of the Index Sponsor to calculate or determine EMERALD and which is beyond the reasonable control of the Index Sponsor.

“CBOE Trading Day” means a day, as determined by the Index Sponsor, on which the Chicago Board Options Exchange (the “CBOE”) is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

Change in Methodology of the Index

In calculating and determining the value of EMERALD, the Index Sponsor will, subject to the provisions below, employ the methodology described above. The application of such methodology by the Index Sponsor will be conclusive and binding. While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical, financial or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting transactions on the same or similar terms to any financial instrument for which values will be derived from the S&P 500® Index and its volatility including options and swaps based on the S&P 500® Index) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and the Index Sponsor will be entitled to make any such modification or change if necessary in order for EMERALD to be calculable. The Index Sponsor may also make modifications to EMERALD to correct any manifest or proven error or to cure, correct or supplement any ambiguity or defective provision contained in this description.

Publication of Index Closing Level and Adjustments

The Index Closing Level will be published on Bloomberg Services under the title “DBVEMR Index.”

“Equity Mean Reversion Alpha Index” or “EMERALD” is a proprietary index of Deutsche Bank. Any use of such index or its name must be with the consent of Deutsche Bank.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500®, which is owned and published by S&P, in connection with certain securities, including the securities offered herein.

The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the Securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

The Bloomberg pages relating to the S&P 500 Total Return Index and EMERALD are SPTR and DBVEMR, respectively, or any successors to such pages or services as selected by the Index Sponsor from time to time. Certain details as to levels of the Basket Indices and adjustments made in respect of the Basket Indices may be made available on such pages.

Historical Information

The S&P 500 Total Return Index

The following graph sets forth the historical performance of the S&P 500 Total Return Index from February 23, 2000 through February 23, 2010. The closing level of the S&P 500 Total Return Index on February 23, 2010 was 1,809.05. We obtained the historical closing levels of the S&P 500 Total Return Index from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the S&P 500 Total Return Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of the S&P 500 Total Return Index will result in the return of your initial investment.

EMERALD

EMERALD has existed only since October 12, 2009 and publication of EMERALD began on October 12, 2009. The historical performance data below from October 12, 2009 through February 23, 2010 represent the actual performance  of EMERALD. The historical performance data prior to October 12, 2009 reflect a retrospective calculation of the levels of  EMERALD using archived data and the current methodology for the calculation of EMERALD. The closing level of EMERALD on February 23, 2010 was 199.95. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD was possible at any time prior to October 12, 2009. The historical levels of EMERALD should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of EMERALD will result in the return of your initial investment.

GENERAL TERMS OF THE SECURITIES

Market Disruption Events

With respect to the S&P 500 Total Return Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500 Total Return Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500 Total Return Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Total Return Index (or the relevant Successor Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event with respect to the S&P 500 Total Return Index exists at any time, if trading in a security included in the S&P 500 Total Return Index (or the relevant Successor Index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Total Return Index (or the relevant Successor Index) shall be based on a comparison of:

•	the portion of the level of the S&P 500 Total Return Index (or the relevant Successor Index) attributable to that security, relative to

•	the overall level of the S&P 500 Total Return Index (or the relevant Successor Index),

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the S&P 500 Total Return Index has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

•
limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the S&P 500 Total Return Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P 500 Total Return Index; and

•    a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange traded funds related to the S&P 500 Total Return Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect to EMERALD, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a Disruption Event or a Force Majeure Event (as such terms are defined above under “EMERALD – Definitions”) materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

If a closing level for a Basket Index is not available on the Final Valuation Date or Basket Knock-Out Valuation Date due to the occurrence or continuation of a Market Disruption Event, then such Valuation Date for such Basket Index will be postponed to the next trading day upon which a Market Disruption Event with respect to such Basket Index is not occurring and a closing level for such Basket Index is available; provided that the determination of such closing level will not be postponed more than five trading days after the originally scheduled Valuation Date. If the closing level of a disrupted Basket Index has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner. The closing level for a Basket Index not affected by a Market Disruption Event will be determined on the originally scheduled Valuation Date.

Upon postponement of any Valuation Date, the Maturity Date or Basket Knock-Out Payment Date, as applicable, will be postponed in order to maintain the same number of business days that originally had been scheduled between such Valuation Date and the Maturity Date or Basket Knock-Out Payment Date, as applicable.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Trading day” means, for each Basket Index separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Index, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

“Relevant Exchange” means, for each Basket Index separately, the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) any security or other component then included in such Basket Index, or (ii) any futures or options contract or fund related to such Basket Index or to any security or other component then included in such Basket Index.

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market for the Successor Index on any date on which a value for such Basket Index must be taken for the purposes of the security, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities or securities.

If the Sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for such Basket Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event or a discontinuation of a Basket Index and whether there has been a material change in the method of calculating a Basket Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon a Basket Knock-Out Event on or prior to 11:00 a.m. on the business day preceding the Maturity Date or Basket Knock-Out Payment Date, as applicable.

All calculations with respect to the levels of the Basket Indices will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity or upon a Basket Knock-Out Event will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this term sheet may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. investors who are present in the United States for 183 days or more in the taxable year in which their securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) and with respect to tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment prior to Maturity. You should not recognize taxable income or loss over the term of the securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities (including upon a Basket Knock-Out Event), you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss generally should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income on the sale, exchange or retirement of the securities would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the securities are treated as prepaid financial contracts, you might be required to include amounts in income during the term of the securities and/or to treat all or a portion of the gain or loss on the sale or settlement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any change in methodology of or substitution of a successor to a Basket Index could be treated as a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences under Possible Alternative Treatments. If the securities were treated as indebtedness, any income from the securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfied applicable requirements; and (ii) any income from the securities was not effectively connected with your conduct of a trade or business in the United States.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The issue price of the securities includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon early redemption pursuant to the occurrence of a Basket Knock-Out Event. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or its constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Indices or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security Face Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this term sheet or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this term sheet or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.